Exhibit 10.3

AMENDMENT OF THE

3M 1997, 2002 and 2005

MANAGEMENT STOCK OWNERSHIP PROGRAMS —

Single global definition of Retirement

                WHEREAS, 3M has adopted and maintains the 3M 1997, 2002 and 2005 Management Stock Ownership Programs (referred to hereinafter as the “Program”), under which Program the Company provided (prior to its expiration) stock-based compensation to certain employees of the Company and its Affiliates; and

                WHEREAS, in order to improve the consistency and accuracy of the Program’s administration with respect to the continued exercisability of stock options and the continued vesting of stock options, restricted stock and restricted stock units following the retirement of employees, the Company wishes to amend the Program to include a single global definition of retirement;

                RESOLVED, pursuant to the authority contained in Section 13 of the Program (Section 14 in the case of the 1997 Program), the plan documents of such Program shall be and they hereby are amended as follows, effective immediately:

1)                             Section 2(u) of the 1997 Program is amended to read as follows:

                (u)               “Retires” or “Retirement” shall mean the termination of a Participant’s employment with the Company (i) after attaining age 55 with at least five years of employment service or after attaining age 65, or (ii) if the Participant is covered by a retirement plan of the Company which enables such Participant to retire before attaining age 55 with at least five years of employment service or age 65, after meeting the requirements for retirement under a retirement plan of the Company.

2)                          Section 10 of the 1997 Program is amended to read as follows:

(a)           Participation hereunder shall cease and all rights under the 1997 Program are automatically forfeited by the Participant upon the date of termination of employment for any cause other than: (1) Retirement, (ii) a termination in connection with which the Participant executes a written release of employment-related claims in favor of the Company that provides (with the approval of the Company)

for the nonforfeiture of vested Options and Stock Appreciation Rights, (iii) because of physical or mental disability as recognized under a plan maintained by the Company, or (iv) death.

(b)           If a Participant Retires or changes employment status as a result of physical or mental disability, without having fully exercised an Option or Stock Appreciation Right, the Participant shall be entitled, within the remaining Option Period or term of the Stock Appreciation Right, as provided in the applicable Agreement, (but not more than ten years from the date of Agreement), to exercise his or her Option or Stock Appreciation Right and, in case of Options, to purchase (i) the number of shares which could have been purchased on the date of Retirement or date of changed employment status, plus (ii) the number of additional shares which the Participant would be entitled to purchase on the next Anniversary Date; or, in the case of Stock Appreciation Rights, to receive the full amount of appreciation for all issued Stock Appreciation Rights, regardless of whether yet exercisable.  Incentive Stock Options, if not exercised within three months (one year in the case of a participant who was disabled at Retirement) following Participant’s date of Retirement, shall fail to qualify for treatment under Section 422 of the Code, except in the case where a Participant dies within the three month period (one-year period in the case of a disabled person) following such date of Retirement, in which event Participant’s estate or representative shall have two years to exercise Options as Incentive Stock Options.  If a Participant who has thus Retired dies prior to the end of such remaining Option Period or term of the Stock Appreciation Right, without having yet fully exercised an Option or Stock Appreciation Right, the Option or Stock Appreciation Right may be exercised within two years after the date of his or her death (not more than ten years from the date of the Agreement) by the Participant’s estate or by a person who acquired the right to exercise such Option or Stock Appreciation Right by bequest or inheritance or by reason of the death of the Participant.

(c)           If a Participant terminates employment with the Company and in connection with such termination the Participant executes a written release of employment-related claims in favor of the Company that provides (with the approval of the Company) for the nonforfeiture of vested Options and Stock Appreciation Rights, the Participant shall be entitled, within the remaining Option Period or term of the Stock Appreciation Right, as provided in the applicable Agreement, to exercise his or her vested Nonqualified Options and Stock Appreciation Rights.  Unless extended pursuant to Section 10(e) herein, any Incentive Stock Options granted to a Participant described in this paragraph (c) shall expire and all of the Participant’s rights with respect thereto shall be forfeited upon the date of termination of such Participant’s employment with the Company.

(d)           If the Participant, prior to Retirement, dies without having fully exercised an Option or Stock Appreciation Right, the Option or Stock Appreciation Right may be exercised within two years following his or her death (but not more than ten years from the date of the Agreement) by the Participant’s estate or by a person who acquired the right to exercise such Option or Stock Appreciation Right by bequest or inheritance or by reason of the death of the Participant, and such representative may, in the case of Options, purchase (1) the number of shares which the decedent could have purchased on the date of death, plus (ii) the number of additional shares which the decedent would have been entitled to purchase on the next Anniversary Date, or, in the case of Stock Appreciation Rights, may receive the full amount of appreciation for all issued Stock Appreciation Rights at the date of Participant’s death, regardless of whether yet exercisable.

(e)           Notwithstanding paragraph (a) of this section, if the Participant is terminated without having fully exercised an Option or Stock Appreciation Right under circumstances which the Committee believes to warrant special consideration and the Committee has determined that the Participant’s rights will not be forfeited at the date of termination, the Option or Stock Appreciation Right may be exercised within two years following his or her termination of employment (but not more than ten years from the date of the Agreement) for (i) the number of shares which the Participant could have purchased or received on the date of termination of employment, plus (ii) the number of additional shares which the Participant would have been entitled to purchase on the next Anniversary Date, or, in the case of Stock Appreciation Rights, the full amount of appreciation for all issued Stock Appreciation Rights, regardless of whether yet exercisable.

(f)            If the Participant dies, either prior to or following Retirement, or becomes totally disabled because of a physical or mental disability and has not yet received the stock certificate for the shares of Common Stock represented by the grant of Restricted Stock or other Stock Award, then all restrictions imposed by the Restricted Period or other Conditions prescribed by the Committee, if any, shall automatically lapse and a stock certificate shall be delivered to the Participant or the Participant’s beneficiary, representative, or estate, as the case may be, as provided in Section 6(g) herein.

3)          Section 2(t) of the 2002 Program is amended to read as follows:

               (t)                “Retires” or “Retirement” shall mean the termination of a Participant’s employment with the Company (i) after attaining age 55 with at least five years of employment service or after attaining age 65, or (ii) if the Participant is covered by a retirement plan of the Company which enables such Participant to retire before attaining age 55 with at least five years of employment service or age 65, after meeting the requirements for retirement under a retirement plan of the Company.

4)          Section 2(w) of the 2005 Program is amended to read as follows:

               (w)              “Retires” or “Retirement” shall mean the termination of a Participant’s employment with the Company (i) after attaining age 55 with at least five years of employment service or after attaining age 65, or (ii) if the Participant is covered by a retirement plan of the Company which enables such Participant to retire before attaining age 55 with at least five years of employment service or age 65, after meeting the requirements for retirement under a retirement plan of the Company.

AMENDMENT OF THE 3M 2005

MANAGEMENT STOCK OWNERSHIP PROGRAM —

Compliance with Section 409A

                WHEREAS, 3M has adopted and maintains the 3M 2005 Management Stock Ownership Program (referred to hereinafter as the “Program”), under which Program the Company provided (prior to its expiration) stock-based compensation to certain employees of the Company and its Affiliates; and

                WHEREAS, the Company wishes to amend the Program to ensure that its plan document complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;

                RESOLVED, pursuant to the authority contained in Section 13 of the Program, the plan document of such Program shall be and it hereby is amended as follows, effective January 1, 2009:

1)            Paragraph (e) of Section 11 is amended to read as follows:

(e)          If a Participant dies, either prior to or following Retirement, or becomes “disabled” within the meaning of section 409A(a)(2)(C) of the Code, and has not yet received the stock certificate for the shares of Common Stock represented by a grant of Restricted Stock, Restricted Stock Units or other

Stock Award, then all restrictions imposed during the Restricted Period and any other Conditions prescribed by the Committee, if any, shall automatically lapse and a stock certificate shall be delivered to the Participant or the Participant’s beneficiary, representative, or estate, as the case may be upon the Participant’s demonstration to the satisfaction of the Committee that such Participant is considered “disabled” for purposes of section 409A(a)(2)(C) of the Code.

2)            Paragraph (d) of Section 14 is amended to read as follows:

(d)          For purposes of this Section 14, a Change in Control of the Company shall be deemed to have occurred only if a “change in the ownership” or a “change in effective control” and/or a “change in the ownership of a substantial portion of the assets” of the Company has taken place (as those terms are defined in Treasury Regulations §1.409A-3(i)(5) or such other regulation or guidance issued under section 409A of the Code).

3)            Paragraph (e) of Section 14 is amended to read as follows:

(e)          In the event that the provisions of this Section 14 result in “payments” that are finally determined to be subject to the excise tax imposed by section 4999 of the Code, the Company shall pay to each Participant an additional amount sufficient to fully satisfy such excise tax and any additional federal, state, and local income taxes payable on the additional amount.  Payment of this additional amount shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the amount of the excise tax payable has been determined.

4)            Paragraph (f) of Section 14 is amended to read as follows:

(f)           The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his or her rights under this Section 14, or in connection with any income tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to the payments made pursuant to this Section 14, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being frivolous or otherwise improper under applicable court rules.  The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees and expenses incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Section 14.  Payment of these legal and accounting fees and expenses, as well as these tax and financial planning fees and expenses, shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which such fees and expenses have been incurred.